CONTACT:
Lou Anne J. Nabhan
(804) 418-7745
Louanne.nabhan@hamiltonbeach.com
For Immediate Release
Wednesday, March 6, 2019

HAMILTON BEACH BRANDS HOLDING COMPANY ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2018 RESULTS

Glen Allen, Virginia, March 6, 2019 - Hamilton Beach Brands Holding Company (NYSE: HBB) today announced revenue of $241.7 million and net income of $15.0 million, or $1.09 per diluted share, for the fourth quarter of 2018 compared with revenue of $265.8 million and net income of $13.8 million, or $1.01 per diluted share, for the fourth quarter of 2017. Net income in 2017 included a $4.7 million charge, or $0.34 per share, related to U.S. tax reform. Operating profit was $21.1 million for the fourth quarter of 2018 compared with $31.0 million for the fourth quarter of 2017. The year-over-year decline in revenue and operating profit reflected decreases in both of the Company's segments, as detailed in the segment discussions to follow.
For the year ended December, 31, 2018, the Company reported revenue of $743.2 million and net income of $21.8 million, or $1.59 per diluted share, compared with revenue of $740.7 million and net income of $17.9 million, or $1.31 per diluted share, for the year ended December 31, 2017. Operating profit was $32.3 million in 2018 compared with $38.1 million in 2017. Full-year 2018 revenue in the Hamilton Beach Brands segment increased 3%, while the Kitchen Collection segment decreased 11.7%. The effective tax rate for the year ended December 31, 2018 was 22.3% and reflected a lower U.S. federal corporate rate resulting from tax reform legislation. For the year ended December 31, 2017, the effective tax rate was 50.4%, primarily due to the $4.7 million tax charge in the fourth quarter and non-deductible spin-off related expenses.
For the 2018 full year, cash flow before financing activities was $3.8 million compared with $26.1 million in 2017. Cash flow before financing activities at Hamilton Beach Brands decreased to $11.3 million from $22.6 million in 2017, primarily due to higher inventory levels during 2018 and increased capital expenditures. Hamilton Beach Brands continues to focus on prudent management of working capital and believes cash flow before financing activities will return to more appropriate levels in the near term. Kitchen Collection reported a use of cash before financing activities in 2018 of $7.5 million compared with cash flow before financing activities in 2017 of $3.5 million, which reflected a higher operating loss in 2018 and changes in working capital. Capital expenditures in 2018 were $7.8 million at Hamilton Beach and $0.3 million at Kitchen Collection.
The Company had cash on hand of $6.4 million as of December 31, 2018 compared with $10.9 million as of December 31, 2017. Debt at December 31, 2018 was $46.6 million compared with $51.3 million at December 31, 2017.

Hamilton Beach Brands Segment Results
Hamilton Beach Brands reported revenue of $200.0 million and operating profit of $17.7 million for the fourth quarter of 2018 compared with revenue of $219.8 million and operating profit of $26.5 million for the fourth quarter of 2017.

Despite being well positioned for the fall holiday-selling season with strong placements and solid promotional support at many retailers, revenue declined from a year ago primarily as a result of lower sales volume in the U.S. consumer market. The reduced volume was due to lower than anticipated reorders in the U.S. e-commerce channel as well as decreased sales by a number of retailers at brick-and-mortar stores.
The decrease in operating profit in the fourth quarter of 2018 was primarily attributable to the lower revenue and, to a lesser extent, higher consumer advertising, transportation and warehousing expenses. Higher product costs were mitigated by higher selling prices that were implemented throughout the year.
Hamilton Beach Brands business is seasonal and a majority of revenue and operating profit typically occurs in the second half of the year due to the fall holiday-selling season. During this peak season in 2018, Hamilton Beach Brands continued to experience solid momentum from its Strategic Initiatives to drive growth in new areas. The Company's "only-the-best" products, which are sold under the Wolf Gourmet®, Weston®, Hamilton Beach® Professional and CHI® brand names, delivered double digit revenue growth. International and commercial revenues also showed strong increases in the second half of 2018. These increases, however, were not enough to fully offset the decline in the U.S. Consumer market. For the 2018 fourth quarter and full year, the Hamilton Beach® brand held the number one position in the U.S. small kitchen appliances industry for units sold and unit share in the total market and the e-commerce channel.
For the 2018 full year, Hamilton Beach Brands revenue increased 3% to $633.8 million compared with $615.1 million in 2017, primarily as a result of higher sales volume in the international consumer market and increased sales of new and higher-priced products, mainly in the U.S. consumer and global commercial markets. Operating profit in 2018 decreased to $39.6 million compared with $41.5 million in 2017, primarily due to higher operating, warehousing and transportation expenses.

Hamilton Beach Brands Segment Outlook
Changing consumer buying patterns, including an increasing percentage of consumers who are purchasing housewares online, create both opportunities and uncertainty for the growth prospects within the small appliance category, and for individual retailers and industry participants. In 2019, the U.S. industry market for small kitchen appliances is expected to grow modestly, and the international and commercial markets in which Hamilton Beach Brands participates are expected to grow moderately, compared with 2018.
In 2018, Hamilton Beach Brands introduced 90 new products designed to meet specific research-driven customer needs and to align with evolving consumer trends. Hamilton Beach Brands continues to focus on strengthening the market position of its various product lines through product innovation, increased placements, promotions and branding programs. Hamilton Beach Brands will continue to leverage its strong brand portfolio by introducing new innovative products, as well as upgrading certain existing products across a wide range of brands, price points and categories in both the consumer and commercial marketplaces.
Hamilton Beach Brands continues to add products and brands that can be distributed in high-end or specialty stores and on the internet, including "only-the-best" products sold under the Wolf Gourmet® , Weston®, Hamilton Beach® Professional and CHI® brand names. Sales of these products are expected to continue strong growth in the coming years, supported by consumer demand for premium kitchen appliances and by the continued introduction of new products for each brand. Hamilton Beach Brands also expects its growing global commercial business to benefit from broader distribution of several newer products, including its new Quantum® high-performance commercial blender, Otto™ The Juice Extractor, and the PrimaVac™ Vacuum Sealers line. Hamilton Beach Brands maintains a robust consumer and commercial product pipeline of new or enhanced products, which is expected to affect both revenue and operating profit positively in 2019 and in future years.
In 2019, Hamilton Beach Brands expects revenue to increase modestly compared with 2018 as a result of the continued successful implementation of its Strategic Initiatives, including new consumer and commercial product introductions, the sale of higher-priced products, "only-the-best" placements, and continued expansion in the e-commerce channel and international markets. Operating profit in the first half of 2019 is expected to be modestly lower than the first half of 2018, while operating profit in the second half is expected to increase over the prior-year period. Firmer commitments for the second half of the year and the fall holiday-selling season are expected to occur in the second and third quarters and, as better visibility is gained, expectations will be revised. Cash flow before financing activities is expected to increase in 2019 compared with 2018. Capital expenditures are expected to be approximately $4.5 million in 2019.
The tariffs enacted by the United States in July and September of 2018 on imports from China impact a small number of Hamilton Beach products, representing approximately 10% of total product purchases, virtually all of which has been mitigated through pricing adjustments. Hamilton Beach Brands continues to closely monitor potential future tariff actions, commodity and other input costs, as well as currency effects, and intends to continue to make adjustments to product prices and product placements as necessary and as market conditions permit.
The long-term growth plan for Hamilton Beach Brands is to achieve $750 million to $1 billion in sales and 9% to 10% operating profit margin over time. As Hamilton Beach Brands moves toward the target sales levels, operating margins are expected to increase as a result of leveraging fixed costs. In addition to generating overall growth of the Hamilton Beach Brands product line and placements, the Company is executing six Strategic Initiatives to drive growth in new areas. The multi-layered growth strategy includes increasing premium product offerings, global e-commerce leadership, further penetration of commercial markets globally, continued international market growth, expansion into new categories and accretive acquisitions. Hamilton Beach Brands has made substantial investments over the past several years in people, products and processes to support its Strategic Initiatives. While some of the Strategic Initiatives are growing faster than others, there is momentum across the board and Hamilton Beach Brands expects the initiatives to deliver incremental revenue in the coming years.

Kitchen Collection Segment Results
Kitchen Collection reported revenue of $42.7 million and operating profit of $3.2 million for the fourth quarter of 2018 compared with revenue of $47.3 million and operating profit of $4.5 million for the fourth quarter of 2017. At December 31, 2018, Kitchen Collection operated 189 stores compared with 210 stores at December 31, 2017.
The decrease in revenue and operating profit was primarily due to lower comparable store sales from reduced customer traffic, which resulted in a decline in the number of store transactions. The average sales transaction value increased modestly as a result of product and promotional offerings for the fall holiday-selling season. While the closure of 22 underperforming stores since December 31, 2017 contributed to the revenue decline, the closures had a modestly positive effect on operating profit. As a result of store closures and headquarters expense reductions, Kitchen Collection reduced operating expenses in the fourth quarter of 2018 by $1.1 million compared to 2017, as the company continues to make progress with its strategy of optimizing its store portfolio by exiting unprofitable stores. Kitchen Collection generated $11.4 million in cash flow before financing activities in the fourth quarter of 2018 and ended the year with no debt.

Full-year 2018 revenue and operating results declined from 2017 for the same reasons as the fourth-quarter results.

Kitchen Collection Segment Outlook
The retail environment at physical store locations continues to be unfavorably impacted by changing consumer shopping patterns, which have led to declining customer traffic and decreased in-store transactions, as consumers buy more over the internet. Kitchen Collection expects this trend to continue in 2019, resulting in a reduction in consumer spending on housewares and small appliances in the malls where Kitchen Collection operates.
Kitchen Collection continues to focus on its strategy of optimizing its store portfolio by exiting unprofitable stores, while maintaining gross margins, reducing operating expenses and managing working capital. During 2018, Kitchen Collection closed 22 stores and anticipates closing an additional 25 to 30 stores in 2019, mostly in the first half of the year, through natural lease expirations. After these expected closures and anticipated lease renewals, Kitchen Collection expects over 85% of its stores will have a lease term of approximately one year. Kitchen Collection expects to cost-effectively optimize its store portfolio over time to a smaller core group of 100 to 150 profitable stores in more favorable outlet mall locations.
In 2019, Kitchen Collection expects revenue to decrease compared with 2018 as a result of the reduction in the number of stores and the continued downward trend in customer traffic. Kitchen Collection expects that its operating loss and use of cash before financing activities in 2019 will both improve over 2018 as a result of the company's expected progress executing its strategy to right-size its store portfolio and manage working capital. In 2019, capital expenditures are expected to be approximately $0.3 million. Kitchen Collection's business is seasonal and a majority of its revenue, operating profit and cash flow before financing typically occurs in the second half of the year due to the fall holiday-selling season.
Kitchen Collection seeks to provide consumers with highly desirable products at affordable prices and believes its smaller core store portfolio will be well positioned to meet consumers' needs. Kitchen Collection continues to focus on comparable store sales growth through refinement of product offerings, merchandise mix, and store displays and appearance to increase customer traffic, generate greater average transaction size and increase the average closure rate. These actions, in combination with an emphasis on sales of higher-margin products, and effectively executing the strategy, are expected to contribute to improved operating results over time.

Hamilton Beach Brands Holding Company Outlook
Including the various factors noted in the Hamilton Beach Brands and Kitchen Collection segment outlooks, Hamilton Beach Brands Holding Company expects 2019 net income and cash flow before financing activities to increase over 2018.

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Conference Call
In conjunction with this news release, the management of Hamilton Beach Brands Holding Company will host a conference call on Thursday, March 7, 2019 at 9:30 a.m. Eastern time. The call may be accessed by dialing (833) 241-4258 (Toll Free) or (647) 689-4209 (International), Conference ID: 5646429, or over the internet through Hamilton Beach Brands Holding Company's website at www.hamiltonbeachbrands.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through March 14, 2019. The online archive of the broadcast will be available on the Hamilton Beach Brands Holding Company website.

Annual Report on Form 10-K
Hamilton Beach Brands Holding Company's Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. The Company makes this document available free of through its website www.hamiltonbeachbrands.com.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
Hamilton Beach Brands, Inc.: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry, (11) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of Hamilton Beach's products, and (12) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation.
Kitchen Collection: (1) decreased levels of consumer visits to brick and mortar stores, (2) increased competition, including through online channels, (3) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® stores, (4) the ability to renegotiate existing leases and effectively and efficiently close under-performing stores, (5) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (6) changes in costs of inventory, including transportation costs, (7) delays in delivery or the unavailability of inventory, (8) customer acceptance of new products, and (9) changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Kitchen Collection buys, operates and/or sells products.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is an operating holding company for Hamilton Beach Brands, Inc. and The Kitchen Collection, LLC. Hamilton Beach Brands is a leading designer, marketer and distributor of branded, small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. Kitchen Collection is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States. For more information about Hamilton Beach Brands Holding Company and its subsidiaries, visit the Company’s website at www.hamiltonbeachbrands.com.

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HAMILTON BEACH BRANDS HOLDING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31		December 31
	2018	2017	2018	2017
	(In thousands, except per share data)

Revenue	$241,704	$265,778	$743,179	$740,749
Cost of sales	181,689	193,492	554,167	546,928
Gross profit	60,015	72,286	189,012	193,821
Selling, general and administrative expenses	38,610	40,962	155,312	154,305
Amortization of intangible assets	345	345	1,381	1,381
Operating profit	21,060	30,979	32,319	38,135
Interest expense, net	855	531	3,277	1,830
Other expense, net	640	1,166	1,013	228
Income before taxes	19,565	29,282	28,029	36,077
Income tax provision	4,533	15,517	6,245	18,172
Net income	$15,032	$13,765	$21,784	$17,905

Basic earnings per share	$1.10	$1.01	$1.59	$1.31

Diluted earnings per share	$1.09	$1.01	$1.59	$1.31

Basic weighted average shares outstanding	13,714	13,673	13,699	13,673
Diluted weighted average shares outstanding	13,844	13,685	13,731	13,685

SEGMENT FINANCIAL HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2018	2017	2018	2017
	(In thousands)
Revenue
Hamilton Beach	$200,024	$219,751	$633,771	$615,071
Kitchen Collection	42,723	47,343	113,469	128,520
Eliminations	(1,043)	(1,316)	(4,061)	(2,842)
Total	$241,704	$265,778	$743,179	$740,749

Operating profit (loss)
Hamilton Beach	$17,731	$26,540	$39,569	$41,487
Kitchen Collection	3,229	4,450	(7,316)	(3,418)
Eliminations	100	(11)	66	66
Total	$21,060	$30,979	$32,319	$38,135